Series #URL4, a protected series of RSE Innovation, LLC

April 21st, 2022

Mr. Alexander Ivanov Collectbase Inc.

[***]

Re: Collectibles.com Domain License and Purchase Option

Dear Mr. Ivanov:

This binding letter agreement (the “Agreement”) sets forth the terms under which Series #URL4, a protected series of RSE Innovation, LLC (the “Company”) will license the Internet domain www.collectibles.com (the “Domain”) to Collectbase Inc., a Delaware corporation (“Collectbase”).

In consideration of all of the terms of this Agreement, we have agreed as follows:

1.The Company will license (the “License”) the Domain to Collectbase for a period beginning on the date hereof and ending on April 21st, 2027 (the “License Term”), provided, that if Collectbase exercises the Purchase Option, the License Term shall end upon receipt of the Option Exercise Price by the Company.

2.Collectbase will have the option (the “Purchase Option”), exercisable at any time during the License Term, to purchase the Domain from the Company by delivering at least ten (10) days’ prior written notice to the Company of such Purchase Option exercise and remitting payment of $600,000 (the “Option Exercise Price”) by wire transfer to an account to be designated by the Company.

3.Collectbase shall pay the Company the following fees (collectively, the “Fees”) in consideration of the License and the Purchase Option:

a.$25,000 upon execution of this Agreement as an administrative fee in connection with the License;

b.$125,000  within 90 days of execution of this Agreement as a fee in consideration of the grant of the Purchase Option; and

c.The following annual Fees for the License:

Year 1:  $60,000 – $5,000/month

Year 2:  $72,000 – $6,000/month

Year 3:  $84,000 – $7,000/month

Year 4:  $96,000 – $8,000/month

Year 5:  $108,000 – $9,000/month

4.The Fees for the annual License shall be payable on a monthly basis during each year of the License Term, with the 1st payment for Month 1 payable within 90 days of execution of this Agreement and continuing thereafter on each monthly anniversary of such date.

5.Collectbase shall remit all amounts payable to the Company hereunder by wire transfer to an account to be designated by the Company.

6.The Company represents, warrants and covenants to Collectbase that, at all times while the Purchase Option is in effect, the Company shall:

a.own, all right, title and interest to the Domain, free and clear of any and all liens, encumbrances and restrictions on transfer;

b.not grant any rights in the Domain to any third party; and

c.take all action reasonably necessary to maintain ownership and registration of the Domain at the applicable Internet domain registry.

7.The Company hereby grants Collectbase permission to use the Domain name collectibles.com solely in connection with the advertising, promotion, development, distribution and sales of Collectbase’s products and services (with any exception as defined in Section 17-b) via its cross-platform digital property, including web & mobile, in accordance with this Agreement.

8.Collectbase shall use the Domain in compliance with all applicable laws, rules and regulations. Additionally, during the Restricted Period, neither Collectbase nor any of its Affiliates will, directly or indirectly, engage in any Competing Business. Notwithstanding the foregoing, nothing herein shall prohibit Collectbase from entering into commercial agreements with third parties that currently do not operate a Competing Business, but may plan to in the future, as long as Collectbase is not a participant in such Competing Business.

9.In the event that, at any time during the Restricted Period, Collectbase proposes to enter into any commercial partnership with any Competing Business, Collectbase shall give the Company at least thirty (30) days prior written notice thereof. Such notice shall set forth all of the material terms and conditions of such proposed partnership, including, without limitation, the name of the counterparty. Upon receipt of such notice, the Company shall have a period of thirty (30) days to exercise a right of first refusal over such partnership on substantially the same terms and conditions as proposed by the Competing Business. In connection therewith, Collectbase shall negotiate a definitive agreement for such partnership with the Company in good faith.

10.The parties agree that in the event that the Purchase Option is exercised, the Domain transfer and payment therefor shall be conducted using the escrow services of Escrow.com, Inc. in accordance with its standard terms and conditions for such domain transfers then in effect.

11.In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that are reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

12.This Agreement and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any dispute arising hereunder shall be finally settled by binding arbitration in New York, New York, before a single arbitrator selected by the parties in accordance with the Commercial Rules of Arbitration of the American Arbitration Association then in effect.

13.To the fullest extent permitted by law, Collectbase shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective direct and indirect members, shareholders, employees, directors, officers, attorneys, agents, successors and assigns (collectively, “Indemnified Persons”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission arising out of or in any way related to this Agreement and to Collectbase’s operation of the Domain from and after the date hereof. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification may be sought under this Section 11 shall be paid by Collectbase upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse Collectbase for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

14.This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings between the parties with respect thereto.  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

15.All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing sent by electronic mail, or delivered to each party at the respective addresses of the parties as set forth in the signature page hereto, or at such other address as a party shall have furnished to the other in writing.  All such notices and communications will be deemed given the earlier of (i) when delivered personally, (ii) one business day after being deposited with an overnight courier service of recognized standing or (iii) when dispatched if sent by electronic mail (if such notice is not returned as undeliverable). If notice is given to the Company, a copy shall also be sent by email to Odell Girton Siegel LLC, notices@ogslawllc.com.

16.This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.For purposes of this Agreement, the definitions set forth below shall apply:

a.“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person.

b.“Competing Business” means the business of securitizing assets on an investment platform, e.g. creating a fractionalized ownership marketplace such as Rally.

c.“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

d.“Restricted Period” means the period beginning on the date hereof and ending on the later to occur of 6 months after (i) the expiration of the License Term and (ii) the exercise, if any, of the Purchase Option.

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If this correctly sets forth our mutual agreement, please indicate by signing in the space provided below.

SERIES #URL4, a protected series of RSE Innovation,

LLC

By: RSE Innovation Manager, LLC, its managing member

By: Rally Holdings LLC, its managing member

By: RSE Markets, Inc., its sole member

By:       /s/ George Leimer

Name:   George Leimer

Title:   CEO

Accepted and agreed:

Collectbase, Inc.

By:  /s/ Alex Ivanov___

Name: Alex Ivanov

Title: CEO